Exhibit – 99.1

Balchem Corporation Announces First Quarter 2015 Results

New Hampton, NY, May 5, 2015 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended March 31, 2015.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended March 31,

	2015	2014
	Unaudited
Net sales	$144,862	$85,995
Gross margin	43,130	23,215
Operating expenses	18,092	9,860
Earnings from operations	25,038	13,355
Other expense (income)	1,953	(17)
Earnings before income tax expense	23,085	13,372
Income tax expense	7,913	4,478
Net earnings	$15,172	$8,894

Diluted net earnings per common share	$0.48	$0.29

Shares used in the calculation of diluted net earnings per common share	31,458	31,079

Record First Quarter Sales & Earnings:

•	For the quarter ended March 31, 2015, net sales increased 68.5% to $144.9 million.
▪	Excluding the impact of the SensoryEffects acquisition, net sales were up 5.0% compared with first quarter 2014, while being unfavorably impacted 3.6% by foreign currency.
•	U.S. GAAP net earnings for the quarter of $15.2 million, or $0.48 per diluted share, compared to $8.9 million, or $0.29 per diluted share, for the first quarter of 2014, an increase of 70.6%.
•	Non-GAAP[1] net earnings for the quarter of $19.6 million, or $0.62 per diluted share, compared to $10.5 million, or $0.34 per diluted share, for the first quarter of 2014, an increase of 87.8%.
•	Adjusted EBITDA[1] increased 97.0% to $36.1 million for the first quarter of 2015, versus the $18.3 million in the comparable period of 2014.

1See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Balchem Corporation (NASDAQ:BCPC)

Segment Financial Results for the First Quarter of 2015:

Beginning in fiscal year 2015, we have realigned certain reporting segments and will now report on four segments. The Company's ARC Specialty Products and SensoryEffects business segments remain unchanged, while the Animal Nutrition & Health segment has been broken out into two separate reporting segments: Animal Nutrition & Health and Industrial Products. The Company expects that the new reporting segment structure will provide investors greater visibility and clarity into the financial performance of its diverse portfolio of products and services, and alignment between business strategies and operating results.

The Animal Nutrition & Health (“ANH”) segment realized sales of $42.7 million, an organic growth increase of 4.5%, or $1.9 million over the prior year comparable quarter. Sales in the ANH ruminant ingredients sector were very strong, increasing approximately 38% from the prior year comparable quarter driven by a 19% increase in volumes sold, and a changing product mix, with particular strength in rumen protected choline and amino acids. The health of the U.S. dairy industry continues to support strong demand for our products. Lower feed prices, along with continued strong demand for milk in Q1, were key factors that are expected to continue to drive producer profitability in 2015. Our monogastric species sales decreased approximately 7% from the prior year comparable quarter, primarily due to slightly lower volumes of choline chloride sold in international poultry markets, and the negative impact of currency exchange. Products for the companion animal and aquaculture species were slightly softer than the prior year quarter, as well. However, earnings from operations for the ANH segment increased approximately 105% to $8.5 million as compared to $4.2 million in the prior year comparable quarter, a benefit of the noted product mix, production and logistic efficiencies, as well as cost decreases of certain key petrochemical raw materials.

The Industrial Products segment sales were up 3.1% from the prior year comparable quarter as volumes sold of various choline and choline derivatives for industrial applications, notably for natural gas fracking in North America, increased appreciably, particularly early in the quarter, but were offset by lower average selling prices resulting from pressures related to recent trends to curb hydrocarbon production costs and the industry activity downturn. Earnings from operations for the Industrial Products segment of $3.1 million were equivalent to the prior year comparable quarter, highlighting a favorable change in volumes, product mix, efficiencies of manufacturing and favorable purchase prices of certain raw materials, which were offset by lower average selling prices.

The ARC Specialty Products segment generated first quarter record sales of $13.6 million, which was a 6.2% improvement over the comparable prior year quarter. This is particularly a result of increased sales volumes of ethylene oxide for medical device sterilization, and higher volumes of propylene oxide for industrial applications. Solid demand for our products is expected to continue in 2015. Earnings from operations for this segment, at $5.7 million, improved by 18.6% or $0.9 million over the prior year primarily due to the noted revenue growth, manufacturing efficiencies, cost decreases of certain key petrochemical raw materials and tight control of selling and administrative expenses.

Sales of the SensoryEffects segment, inclusive of the former Food, Pharma & Nutrition (“FPN”) segment, which includes food encapsulates, human choline, cereal and customized food, flavor and beverage solutions, were $67.8 million, an increase of $55.6 million over the prior year quarter. Net sales from the acquisition of the SensoryEffects business contributed $54.5 million of

Balchem Corporation (NASDAQ:BCPC)

this overall increase, as we also realized 8.8% growth in sales of legacy FPN, with particular strength in encapsulated ingredients for baking and food preservation in both the domestic and international markets. Earnings from operations for this segment were $7.7 million, versus $2.6 million in the prior year comparable quarter. Excluding the effect of non-cash expense associated with amortization of the SensoryEffects acquired intangible assets, non-GAAP earnings from operations for this segment was $13.3 million, an increase of $10.7 million.

Consolidated gross margin for the quarter ended March 31, 2015 increased 85.8% to $43.1 million, as compared to $23.2 million for the prior year comparable period. Gross margin for the three months ended March 31, 2015 was 29.8% of sales as compared to 27.0% in the prior year comparative period. The gross margin improvement was primarily due to a favorable product mix, particularly in the ANH segment, beneficial manufacturing efficiencies resulting from the noted higher sales volumes and certain lower raw material costs. Operating (Selling, Research & Development, General & Administrative) expenses were $18.1 million for the first quarter, higher than the prior year comparable quarter principally due to SensoryEffects operating expenses and amortization expense related to the aforementioned acquisition. Excluding non-cash operating expense associated with amortization of intangible assets of $6.4 million, operating expenses were $11.7 million, or 8.1% of sales. Interest expense was $1.9 million in the first quarter of 2015, all of which related to the debt financing of the SensoryEffects acquisition. Our effective tax rate for the three months ended March 31, 2015 and 2014 was 34.3% and 33.5%, respectively. This increase in the effective tax rate was primarily attributable to the impact of the SensoryEffects acquisition, a change in apportionment relating to state income taxes, and income generation in jurisdictions with higher tax rates.

The Company continues to maintain and grow a solid financial structure. Diligent working capital controls continue to contribute strongly to the business performance. The $101 million of net working capital on March 31, 2015 included a cash balance of $56.6 million, which reflects $9.3 million of dividend payments, principal payments on long-term debt of $8.8 million, and $6.4 million of capital expenditure funding in the quarter. Total outstanding debt at March 31, 2015 was $323.8 million, a $76.3 million reduction from the initiated debt in May 2014 for the acquisition of SensoryEffects.

Dino A. Rossi, Chairman of Balchem said, “As we release these first quarter results I want to welcome Ted Harris as our new CEO and President, effective April 28. Ted will be joining the first quarter conference call.

These record sales and earnings for the first quarter highlight the value of our diversified portfolio, with clear pockets of strength and some headwinds. With the fundamental drivers of the business intact, the legacy Balchem business realized a 5% revenue increase in spite of a relatively flat revenue performance in the Industrial Products segment, largely Oil & Gas products. The legacy Balchem business realized operating income growth versus the prior year quarter of $7.4 million, or 55%, due to the shift in the product mix and the business focus on management of base costs. Complement this result with the addition of the SensoryEffects business, which added approximately $55 million in revenue, and we achieved very solid financial results. We, too, are affected by foreign currency issues: exchange rates versus the prior period and competing with U.S. produced product being exported, continued restructuring/integration of the SensoryEffects transaction, and on-going pruning and pricing actions.

Balchem Corporation (NASDAQ:BCPC)

We intend to drive revenue growth and expand margins through on-going initiatives, a number of which have not yet been implemented. Capital spending in support of these initiatives was $6 million in the quarter, and we continue to expect to incur approximately $35 million in the full year. Cash flow remains strong, as previously noted, and our balance sheet continues to strengthen, providing near term flexibility to pursue strategic growth initiatives and/or reduce outstanding debt.

I expect 2015 will continue to be a year of challenges and opportunities, wherein we capitalize on the strength of our diversified portfolio and the industries we serve.”

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, May 5, 2015, at 11:00 AM Eastern Time (ET) to review First Quarter 2015 results. Dino A. Rossi, Chairman, Ted Harris, President & Chief Executive Officer, and Bill Backus, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay two hours after the conclusion of the call through end of day Tuesday, May 20, 2015. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13608226.

Segment Information
Balchem Corporation reports four business segments: ARC Specialty Products; SensoryEffects (formerly Food, Pharma & Nutrition); Animal Nutrition & Health; and Industrial Products. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets.  The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2014. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5600

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended March 31,
	2015	2014
ARC Specialty Products	$13,579	$12,792
SensoryEffects	67,757	12,150
Animal Nutrition & Health	42,706	40,853
Industrial Products	20,820	20,200
Total	$144,862	$85,995

Business Segment Earnings Before Income Taxes:
	Three Months Ended March 31,
	2015	2014
ARC Specialty Products	$5,701	$4,806
SensoryEffects	7,706	2,601
Animal Nutrition & Health	8,510	4,159
Industrial Products	3,121	3,134
Transaction and integration costs	-	(1,345)
Interest and other income (expense)	(1,953)	17
Total	$23,085	$13,372

Selected Balance Sheet Items	March 31,	December 31,
	2015	2014
Cash and Cash Equivalents	$56,613	$50,287
Accounts Receivable, net	64,088	71,982
Inventories	50,451	49,623
Other Current Assets	7,975	9,410
Total Current Assets	179,127	181,302

Property, Plant & Equipment, net	133,494	131,588
Goodwill	383,906	383,906
Intangible Assets With Finite Lives, net	154,135	160,394
Other Assets	4,180	4,341
Total Assets	$854,842	$861,531

Current Liabilities	$43,120	$60,522
Current Portion of Long Term-Debt	35,000	35,000
Long-Term Debt	288,750	297,500
Deferred Income Taxes	70,701	70,661
Long-Term Obligations	6,047	5,950
Total Liabilities	443,618	469,633

Stockholders' Equity	411,224	391,898
Total Liabilities and Stockholders' Equity	$854,842	$861,531

Balchem Corporation (NASDAQ:BCPC)

Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net earnings	$15,172	$8,894

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,026	2,631
Stock compensation expense	1,174	988
Other adjustments	107	91
Changes in assets and liabilities	119	(2,364)
Net cash provided by operating activities	26,598	10,240

Cash flows from investing activities:
Deposit held in escrow	-	(5,500)
Capital expenditures and intangible assets acquired	(6,755)	(1,165)
Net cash used in investing activities	(6,755)	(6,665)

Cash flows from financing activities
Principal payments on long-term debt	(8,750)	-
Proceeds from stock options exercised	3,175	1,327
Excess tax benefits from stock compensation	2,488	1,689
Dividends paid	(9,251)	(7,856)
Other	-	(122)
Net cash used by financing activities	(12,338)	(4,962)

Effect of exchange rate changes on cash	(1,179)	(30)

Increase (decrease) in cash and cash equivalents	6,326	(1,417)

Cash and cash equivalents, beginning of period	50,287	208,747
Cash and cash equivalents, end of period	$56,613	$207,330

Balchem Corporation (NASDAQ:BCPC)

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include non-GAAP consolidated operating income, non-GAAP consolidated net income and the related per diluted share amounts, and non-GAAP adjusted EBITDA. Non-GAAP financial measure adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, and acquisition-related expenses.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2015	2014

Reconciliation of non-GAAP gross margin:
GAAP gross margin	$43,130	$23,215
Amortization of intangible assets (1)	185	25
Non-GAAP gross margin	$43,315	$23,240

Reconciliation of non-GAAP earnings from operations:
GAAP earnings from operations	$25,038	$13,355
Amortization of intangible assets (1)	6,614	995
Transaction and integration costs (2)	-	1,345
Non-GAAP earnings from operations	$31,652	$15,695

Reconciliation of non-GAAP net earnings:
GAAP net earnings	$15,172	$8,894
Amortization of intangible assets (1)	6,771	995
Transaction and integration costs (2)	-	1,345
Income tax adjustment (3)	(2,321)	(784)
Non-GAAP net earnings	$19,622	$10,450

Non-GAAP net earnings per common share - diluted	$0.62	$0.34

Shares used in the calculation of diluted non-GAAP net earnings per common share	31,458	31,079

1 Amortization of intangible assets: Amortization of intangible assets consists of

Balchem Corporation (NASDAQ:BCPC)

amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

2  Transaction and integration costs: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements.  Management excludes these items for the purposes of calculating EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

3 Income taxes: For purposes of calculating non-GAAP net earnings and non-GAAP diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three months ended March 31, 2015 and 2014.

	Three Months Ended March 31,
	2015	2014
Net income - as reported	$15,172	$8,894
Add back:
Provision for income taxes	7,913	4,478
Other expense (income)	1,953	(17)
Depreciation and amortization	9,869	2,631
EBITDA	34,907	15,986
Add back certain items:
Non-cash compensation expense related to equity	1,174	988
Transaction and integration costs	-	1,345
Adjusted EBITDA	$36,081	$18,319

EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Company.